Exhibit 2.2



                             STRATEGIC ENERGY FUND

                        DISTRIBUTION REINVESTMENT PLAN

Introduction

         Strategic Energy Fund (the "Fund") wishes to establish this distribution reinvestment plan (the "Plan") to provide holders ("Unitholders") of trust units of the Fund ("Trust Units") with a means to reinvest distributions on Trust Units ("Distributions") declared and payable to them, and make optional cash payments ("Optional Cash Payments"), to be invested in additional Trust Units ("Plan Units"), as described herein.

         Distributions on Trust Units (and on Plan Units) will be reinvested on behalf of those Unitholders who participate in the Plan ("Plan Participants") by Computershare Trust Company of Canada, as agent under the Plan, (the "Plan Agent") on the terms and conditions contained in the Fund's distribution reinvestment plan services agreement (the "Agreement"). In addition, to the extent permitted under applicable law and regulatory rulings, Plan Participants will be entitled to make Optional Cash Payments which will be invested in Trust Units by the Plan Agent on the terms and conditions contained in the Agreement. The material provisions of the Agreement are summarized below.

Participation in the Plan

         A Unitholder may elect to become a Plan Participant by notifying the Plan Agent via the applicable participant ("CDS Participant") in The Canadian Depository for Securities Limited ("CDS") depository service through which such Unitholder holds its Trust Units that the Unitholder wishes to become a Plan Participant. A CDS Participant must provide such notice on behalf of a Plan Participant to CDS in the prescribed form prior to 5:00 p.m. (Toronto time) no later than three (3) business days prior to the record date in respect of a Distribution . CDS will, in turn, be required to provide such notice to the Plan Agent prior to 5:00 p.m. (Toronto time) no later than two
(2) business days prior to the record date in respect of each Distribution in which such Plan Participant intends to participate.

         Participation in the Plan is restricted to Unitholders who are residents of Canada.

Administration

         The Fund shall pay to the Plan Agent, on behalf of the Plan Participants, all amounts paid as Distributions on Trust Units (including Plan Units) for which Plan Participants are the owners on each date on which the Fund makes a distribution to Unitholders (each such date being a "Distribution Date"). The Plan Agent shall purchase Plan Units for the Plan Participants, via the applicable CDS Participant, on the terms and conditions set out below under "Purchase of Trust Units by Plan Agent" and in the Agreement. The Plan Agent shall not be obligated to expend any of its own funds in carrying out its duties under the Agreement and shall not be liable for failing to do so.

         The Fund intends to make distributions of Trust Units commencing in December 2003 and on a monthly basis thereafter.

         Plan Units will be credited by CDS for the benefit of a Plan Participant to the account of the applicable CDS Participant through whom a Plan Participant holds Trust Units.

         Plan Units may not be sold, transferred, pledged or otherwise disposed of by Plan Participants while such Plan Units remain in the Plan. A Plan Participant who wishes to sell, transfer, pledge or dispose of any Plan Units must withdraw them by instructing the Plan Agent, via the CDS Participant through which it holds its Trust Units, to transfer Trust Units to the credit of the Plan Participant via the book entry only system operated by CDS.

Purchase of Trust Units by Plan Agent

         Distributions due to the Plan Participants will be applied, on behalf of Plan Participants, to purchase Plan Units. Such purchases will either be made from the Fund or in the market. If the weighted average trading price of the Trust Units on the Toronto Stock Exchange (the "TSX") (or such other stock exchange on which the Trust Units are listed, if the Trust Units are no longer listed on the TSX) for the ten (10) trading days immediately preceding the relevant Distribution Date, plus applicable commissions or brokerage charges, (the "Market Price") is less than the Net Asset Value per Trust Unit (as determined in accordance with the Agreement) on the Distribution Date, the Plan Agent shall apply the Distributions either to purchase Plan Units in the market or from the Fund as follows. Purchases in the market will be made by the Plan Agent on an orderly basis during the four (4) trading day period following the Distribution Date and the price paid for those Plan Units shall not exceed 115% of the Market Price of the Trust Units on the relevant Distribution Date. On the expiry of that period, the unused part, if any, of the Distributions attributable to the Plan Participants will be used to purchase Plan Units from the Fund at a purchase price equal to the higher of
(i) the Net Asset Value per Trust Unit on the relevant Distribution Date and
(ii) 95% of the Market Price on the relevant Distribution Date.

         If the Market Price is equal to or greater than the Net Asset Value per Trust Unit on the relevant Distribution Date, the Plan Agent shall apply the Distributions to the purchase of Plan Units from the Fund through the issue of new Trust Units at a purchase price equal to the higher of (i) the Net Asset Value per Trust Unit on the relevant Distribution Date and (ii) 95% of the Market Price on the relevant Distribution Date.

         The Plan Units purchased from the Fund's treasury or in the market will be allocated on a pro rata basis to the Plan Participants based on their respective entitlement to the Distributions used to purchase Plan Units.

Optional Cash Payments

         To the extent permitted by applicable law and regulatory rulings, Plan Participants will be entitled to make Optional Cash Payments, via the applicable CDS Participant through whom a Plan Participant holds Trust Units, which will be used to acquire Plan Units by the Plan Agent. Such payments must be made by certified cheque in Canadian funds made payable to "Computershare Trust Company of Canada". No bank drafts, wires or money orders will be accepted.

         Any Plan Participant may invest a minimum of $100 per Optional Cash Payment with a maximum $20,000 per calendar year per Plan Participant. Optional Cash Payments will be invested on the same basis as Distributions. Optional Cash Payments must be received by the Plan Agent, via the applicable CDS Participant through which a Plan Participant holds its Trust Units accompanied by the prescribed form as set out in Schedule "A" hereto no later than five (5) business days prior to a Distribution Date to be used to purchase Plan Units immediately following such Distribution Date. Optional Cash Payments received less than five (5) business days prior to a Distribution Date will be held by the Plan Agent and will not be used by the Plan Agent to purchase Plan Units until following the next Distribution Date. A Plan Participant who wishes to make an Optional Cash Payment must ensure that the CDS Participant through which it holds its Trust Units is provided with the notice of its intention to make such Optional Cash Payment and the funds to make such Optional Cash Payment sufficiently in advance of the Distribution Date so as to permit the CDS Participant to deliver a notice and the funds to the Plan Agent by 5:00 p.m. (Toronto time) on the day which is five (5) business days prior to the Distribution Date.

         The aggregate number of Plan Units that may be purchased with Optional Cash Payments in a calendar year may not exceed two percent (2%) of the number of Trust Units outstanding at the commencement of such calendar year. Once that limit is reached, Optional Cash Payments received for the current Distribution Date will be invested pro rata and any excess funds will be returned to the Plan Participants.

         Any Optional Cash Payment received by the Plan Agent will be irrevocable and no interest will be paid to Plan Participants on any funds held for investment pursuant to the Plan.

Resale Restrictions

         Unless regulatory rulings are obtained Plan Units purchased from the Fund's treasury will be subject to statutory resale restrictions until the Fund has been a reporting issuer or the equivalent for the prescribed time under applicable securities legislation.

Insufficient Funds

         The Plan Agent shall not be obligated to purchase any Trust Units in the event of any NSF activity or insufficient funds for a Plan Participant.

Fractional Trust Units

         No fractional Trust Units will be issued under the Plan. The Plan Agent, on behalf of the Fund, will pay a cheque in lieu of any fractional Trust Units to CDS after each Distribution Date. The fractional entitlement will be paid as at the last investment price. CDS will credit the funds to the Plan Participants via the applicable CDS Participants.

Participant's Accounts

         Each Plan Participant shall receive, from his or her CDS Participant for tax reporting purposes, a statement of the Plan Units purchased for such person's account in respect of each Distribution and the cumulative total of all Plan Units purchased for that account.

         These statements will be the only record for Plan Participants of the cost of each purchase of Plan Units. All such reports should be retained by the Plan Participants for income tax purposes. In addition, each Plan Participant will receive annually the appropriate tax information for tax reporting purposes from its CDS Participant. The automatic reinvestment of distributions under the Plan will not relieve Plan Participants of any income tax applicable to such distributions.

Certificates

         Certificates representing Plan Units purchased under the Plan will not be issued to Plan Participants.

Voting of Plan Units

         Plan Units may be voted in the same manner as the Plan Participants' Trust Units of record may be voted, either in person or by proxy.

Commissions and Administrative Costs

         There will be no commissions or brokerage charges payable on the purchase of Plan Units which are purchased directly from the Fund's treasury. Any commissions or brokerage charges payable upon the purchase of Plan Units in the market will be added to the cost of the Plan Units for the purpose of determining whether Plan Units should be purchased from the Fund or in the market. All commissions and administrative costs associated with the operation of the Plan will be borne by the Fund as set out in the Agreement.

Use of Proceeds

         Proceeds received by the Fund upon the purchase of Plan Units will be invested by Sentry Select Capital Corp., the advisor of the Fund (the "Investment Advisor"), in accordance with the investment objectives and investment strategy, and subject to the investment restrictions, of the Fund, as described in the Trust Agreement, as amended and restated from time to time.

Responsibilities of the Fund, the Investment Advisor, the Manager and the Plan Agent

         None of the Fund, the Investment Advisor, Strategic Energy Management Corp. (the "Manager" of the Fund) or the Plan Agent shall be liable for any act done by any of them in good faith or for any good faith omission to act. In particular, none of the Fund, the Investment Advisor, the Manager or the Plan Agent shall have any liability with respect to the prices at which Plan Units are purchased for the Plan Participant's accounts or the times at which such purchases are made.

         Plan Participants should recognize that none of the Fund, the Investment Advisor, the Manager or the Plan Agent can assure a gain or protect against loss as a result of Plan Participants holding Plan Units.

         The Manager, on behalf of the Fund, and the Plan Agent shall have the right to reject any request regarding the enrolment or optional cash payment from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Manager, on behalf of the Fund, and/or the Plan Agent. The Fund and the Plan Agent are under no obligation to notify any Unitholder of an invalid request.

Termination of Participation

         Plan Participants may terminate participation from the Plan by providing such instructions to their CDS Participant. Plan Participants should inquire their respective CDS Participant on what procedures should be followed.

Amendments, Suspension or Termination of Plan and Plan Agent

         The Manager, on behalf of the Fund, may terminate the Plan in its sole discretion, upon not less than 30 days notice to (i) the Plan Participants via the CDS Participants through which the Plan Participants hold their Trust Units and (ii) the Plan Agent. Subject to approval of the TSX, the Manager may also amend, modify or suspend the Plan at any time in its sole discretion in accordance with the Agreement, provided that it gives notice of that amendment, modification or suspension to (i) CDS Participants through which the Plan Participants hold their Trust Units and (ii) the Plan Agent. The Manager may, in consultation with the Plan Agent, adopt additional rules and regulations to facilitate the administration of the Plan subject to approval of the TSX. The Fund is not required to issue Trust Units into any jurisdiction where that issuance would be illegal.

         The Manager may, in its sole discretion, upon at least 30 days written notice to the Plan Agent, remove the Plan Agent and appoint any person or entity licensed to carry on the business of a trustee in Ontario as the Plan Agent.

         Similarly, the Plan Agent may resign as agent under the Plan upon at least 30 days written notice to the Manager and upon delivery to the Manager of all securities, documents and monies being held by the Plan Agent on the Fund's behalf pursuant to the Agreement.

Notices

         All notices required to be given to Plan Participants will be given via the CDS Participants through which they hold their Trust Units.

         Written communications to the Fund or the Manager shall be addressed to:

         Strategic Energy Fund
         c/o Strategic Energy Management Corp.
         The Exchange Tower
         130 King Street West, Suite 2850
         Toronto, Ontario  M5X 1A4

         Attention:  Chief Financial Officer
         Facsimile:  (416) 364-5615

         All questions and other written communications concerning the Plan should be addressed to the Plan Agent:

         Strategic Energy Fund
         c/o Computershare Trust Company of Canada
         100 University Avenue, 9th Floor
         Toronto, Ontario M5J 2Y1

         Attention:  Dividend Reinvestment Department
         Telephone:  1 (800) 564-6253
         Facsimile:  (416) 263-9394





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                                 SCHEDULE "A"

                        DISTRIBUTION REINVESTMENT PLAN

                   OPTIONAL CASH PAYMENT AUTHORIZATION FORM


TO:      STRATEGIC ENERGY FUND (CUSIP: 862703 10 5)

AND TO:  COMPUTERSHARE TRUST COMPANY OF CANADA

ALL DISTRIBUTIONS WILL BE PAID IN CASH AND NO ADDITIONAL TRUST UNITS WILL BE ISSUED TO YOU UNLESS AN AUTHORIZATION FORM IS RECEIVED BY THE PLAN AGENT.

We hereby confirm that, in conjunction with submitting this form, the number of Trust Units noted below have been delivered, using CDS book-based system, to Computershare Trust Company of Canada's account designated specifically for participants of the Plan.

We elect to participate in the Plan to the extent and for and on behalf of the Unitholder(s) noted below. We hereby instruct CDS to direct the Plan Agent to invest all amounts payable in respect of the distributions on the Trust Units in the purchase of additional Trust Units, commencing with the next distribution paid after this completed form has been received and recorded as provided under the Plan. We understand that participation in the Plan is subject to the terms of the Plan documents, which we have received and read.

We represent and warrant that the Unitholder(s) noted below are residents of Canada. We undertake to notify you immediately if the Unitholder(s) noted below cease to be resident of Canada.

We understand that in order for this Optional Cash Payment to be effective for the next distribution, such notice must be received by the Plan Agent at least five (5) business days prior to the Distribution Date. Capitalized terms used in this Authorization Form that are not defined shall have the respective meanings ascribed to them in the Plan.

CDS Participant's Name and CUID#:          CDS Participant Authorized Signature:

______________________________________     ____________________________________


Total Units submitted for DRIP to          Contact Name:
CDS with this Authorization Form:


______________________________________     ____________________________________


Total amount of OCP submitted for DRIP     Phone Number:
to Computershare with this
Authorization form:

______________________________________     ____________________________________


RETURN FORM AND CERTIFIED CHEQUE TO:

          COMPUTERSHARE TRUST COMPANY OF CANADA
          Attention: Dividend Reinvestment Department

          Via hand delivery at: 100 University Avenue, 9th Floor Counter; or By Courier to: 88A East Beaver Creek, Unit 2, Richmond Hill, ON, L4B 4A8

          A copy of this form must also be faxed to: (905) 771-4417 (Please note: This fax # will only accept this form.
          Computershare will not be liable to act upon any other documents received.)